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                                                                    Exhibit 99.6

                                MTD PRODUCTS INC
                                5965 GRAFTON ROAD
                              BRUNSWICK, OHIO 44212
                                  [Letterhead]

                                 August 12, 1997

Mr. Dominick C. Fanello
Shiloh Industries, Inc.
402 Ninth Avenue
P.O. Box 2037
Mansfield, Ohio  44905

                       Re: Termination of Letter Agreement
                           -------------------------------

Dear Mick:

                  MTD Products Inc ("MTD") hereby terminates the letter agreement that you executed as of July 10, 1997 (the "Letter"), which set forth that certain understanding regarding the proposal by MTD to purchase all the outstanding shares of Common Stock of Shiloh Industries, Inc. ("Shiloh") not owned by MTD.

                  All of the terms and conditions set forth in the Letter are hereby terminated and such termination shall be effective immediately upon your acceptance and execution hereof. In addition, upon acceptance and execution of this letter agreement, all of your rights and obligations pursuant to the Letter shall terminate.

                  In the event these terms and conditions are acceptable to you, please sign the acknowledgment below and return a copy to my attention at your earliest convenience.

                                                  Very truly yours,

                                                  MTD PRODUCTS INC

                                       By:        /s/ Ronald C. Houser
                                                 ------------------------------
                                                 Ronald C. Houser
                                                 Chief Financial Officer

Acknowledgment and Acceptance

By:       /s/ Dominick C. Fanello
         -----------------------------------
         Dominick C. Fanello